EXHIBIT B

The name and principal occupation or employment, which in each instance is with Paramount Capital Asset Management, Inc. ("Paramount Capital") located at 787 Seventh Avenue, 48th Floor, New York, New York, 10019, of each executive officer and director of Paramount Capital is as follows:

NAME                                    PRINCIPAL OCCUPATION
----                                    OR EMPLOYMENT
                                        --------------------

Lindsay A. Rosenwald, M.D.              Chairman of the Board and sole
                                        shareholder, Paramount Capital Asset
                                        Management, Inc., Paramount Capital
                                        Investments LLC and Paramount Capital,
                                        Inc.

Mark C. Rogers, M.D.                    President of Paramount Capital
                                        Asset Management, Inc., Paramount
                                        Capital Investments, LLC, and
                                        Paramount Capital, Inc.

Peter Morgan Kash                       Director of Paramount Capital Asset
                                        Management, Inc., Senior Managing
                                        Director, Paramount Capital, Inc.

Dr. Yuichi Iwaki                        Director of Paramount Capital Asset
                                        Management, Inc., Professor, University
                                        of Southern California School of
                                        Medicine

Item 2.

During the five years prior to the date hereof, the above person (to the best of Paramount Capital's knowledge) has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Additionally, during the five years prior to the date hereof, the above person (to the best of Paramount Capital's knowledge) has not been a party to a civil proceeding, of a judicial or administrative body of competent jurisdiction, as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Items 3-6.

Please refer to Items 3-6 herein reporting the beneficial ownership.


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